As filed with the Securities and Exchange Commission on February 22, 2019

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

UNDER

THE SECURITIES ACT OF 1933

HOME BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Arkansas	71-0682831
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Home BancShares, Inc. 401(k) and Employee Stock Ownership Plan

(Full Title of the Plan)

Brian S. Davis

Chief Financial Officer

Home BancShares, Inc.

719 Harkrider

Conway, Arkansas 72032

(501) 328-4656

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jeremiah D. Wood, Esq.

Friday, Eldredge & Clark, LLP

400 West Capitol Avenue, Suite 2000

Little Rock, Arkansas 72201

(501) 376-2011

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value	2,000,000 shares	$19.89(3)	$39,780,000.00	$4,821.34

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Home BancShares, Inc. 401(k) and Employee Stock Ownership Plan (the “Plan”).

(2)

Pursuant to Rule 416 under the Securities Act, this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the Plan as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Home BancShares, Inc. common stock.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, to be equal to $19.89 per share, the average of the high and low prices of the Common Stock as reported on The NASDAQ Global Select Market on February 19, 2019, because the offering price of the securities to be granted in the future is not currently determinable.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Home BancShares, Inc. to register 2,000,000 shares of Home BancShares, Inc. common stock that participants may invest in through the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the Note in the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act. Home BancShares, Inc. shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, Home BancShares, Inc. will furnish to the Commission or its staff a copy of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Home BancShares, Inc. hereby incorporates the following documents in this registration statement by reference:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Commission on February 28, 2018;

(b)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the Commission on May 7, 2018, August 6, 2018 and November 5, 2018, respectively;

(c)	Our Current Reports on Form 8-K filed with the Commission on February 15, 2019, February 08, 2019, January 17, 2019, October 18, 2018, July 02, 2018, as amended July 6, 2018, April 20, 2018, and February 22, 2018, respectively;

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by Home BancShares, Inc.’s Annual Report on Form 10-K referred to in clause (a) above;

(e)	The description of our Common Stock contained in our Registration Statement on Form 10, filed with the Commission on April 7, 2006, under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.; and

In addition, all documents filed by Home BancShares, Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws authorize and require us to indemnify our directors, officers, employees and agents to the full extent permitted by law. Section 4-27-850 of the Arkansas Business Corporation Act of 1987 contains detailed and comprehensive provisions providing for indemnification of directors and officers of Arkansas corporations against expenses, judgments, fines and settlements in connection with litigation. Under Arkansas law, other than an action brought by or in the right of Home BancShares, Inc., such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Home BancShares, Inc. and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In actions brought by or in the right of Home BancShares, Inc., the Arkansas statute limits such indemnification to expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Home BancShares, Inc.. However, no indemnification is allowed in actions brought by or in the right Home BancShares, Inc. with respect to any claim, issue or matter as to which such person has been adjudged to be liable to us, unless and only to the extent that the court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), under Arkansas law we must indemnify him or her against expenses (including attorneys’ fees) that he or she actually and reasonably incurred in connection with such defense.

Our Articles of Incorporation also provide that no director shall be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Arkansas Business Corporation Act.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.*

The Exhibit Index is incorporated herein by reference as the list of exhibits required as part of this registration statement.

Exhibit Index
Exhibit Number		Description

4.1	—	Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.2	—	Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.3	—	Second Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.3 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.4	—	Third Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.4 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.5	—	Fourth Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed on August 8, 2007)

4.6	—	Fifth Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 4.6 to the Company’s registration statement on Form S-3 (File No. 333-157165))

4.7	—	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed with the Secretary of State of the State of Arkansas on January 14, 2009 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 21, 2009)

4.8	—	Seventh Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 19, 2013)

4.9	—	Eighth Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 22, 2016)

4.10	—	Restated Bylaws of Home BancShares, Inc. (incorporated by reference to Exhibit 3.5 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.11	—	Specimen Stock Certificate representing Home BancShares, Inc. Common Stock (incorporated by reference to Exhibit 4.6 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

15.1	—	Awareness Letter of BKD, LLLP regarding unaudited interim financial information

23.1	—	Consent of BKD, LLP

24.1	—	Power of Attorney (on signature page)

99.1	—	2019 Home BancShares, Inc. 401(k) and Employee Stock Ownership Plan of Home BancShares, Inc.

*

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b) (5) (ii) of Regulation S-K with respect to the Plan, Home BancShares, Inc. hereby undertakes that it will submit the Plan, and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make any and all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue code of 1986, as amended.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conway, State of Arkansas, on February 19, 2019.

Home BancShares, Inc.

By:	/s/ Brian S. Davis
Brian S. Davis
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian S. Davis and Jennifer C. Floyd, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John W. Allison	Chairman of the Board of Directors	February 19, 2019
John W. Allison

/s/ C. Randall Sims	Chief Executive Officer, President and Director	February 19, 2019
C. Randall Sims	(Principal Executive Officer)

/s/ Brian S. Davis	Chief Financial Officer, Treasurer and Director	February 19, 2019
Brian S. Davis	(Principal Financial Officer)

/s/ Jennifer C. Floyd	Chief Accounting Officer (Principal Accounting Officer)	February 19, 2019
Jennifer C. Floyd

/s/ Milburn Adams	Director	February 19, 2019
Milburn Adams

/s/ Robert H. Adcock, Jr.	Director	February 19, 2019
Robert H. Adcock, Jr.

/s/ Richard H. Ashley	Director	February 19, 2019
Richard H. Ashley

/s/ Mike D. Beebe	Director	February 19, 2019
Mike D. Beebe

/s/ Jack E. Engelkes	Director	February 19, 2019
Jack E. Engelkes

/s/ Tracy M. French	Director	February 19, 2019
Tracy M. French

/s/ Karen E. Garrett	Director	February 19, 2019
Karen E. Garrett

/s/ James G. Hinkle	Director	February 19, 2019
James G. Hinkle

/s/ Alex R. Lieblong	Director	February 19, 2019
Alex R. Lieblong

/s/ Thomas J. Longe	Director	February 19, 2019
Thomas J. Longe

/s/ Jim Rankin, Jr.	Director	February 19, 2019
Jim Rankin, Jr.

/s/ Donna Townsell	Director	February 19, 2019
Donna Townsell

Pursuant to the requirements of the Securities Act, the Plan Administrator of the Home BancShares, Inc. 401(k) and Employee Stock Ownership Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conway, State of Arkansas, on February 19, 2019.

Home BancShares, Inc. 401(k) and Employee Stock Ownership Plan

By:	/s/ Brian S. Davis
Home BancShares, Inc., as Plan Administrator By: Brian S. Davis Chief Financial Officer and Treasurer